CUSIP No. 654765205	13G	PAGE 13 of 14 PAGES

Exhibit 2

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to shares of common stock, of Nissin Co., Ltd., and that this Agreement be included as an Exhibit to such joint filing. The schedule 13G is being filed on behalf of each of us individually and, by signing below, we each certify that the information contained therein is accurate to the best of our knowledge and belief. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned hereby executes this Agreement this 7th day of March, 2003.

/s/ Kunihiko Sakioka

Kunihiko Sakioka

Nissin Building Co., Ltd.

By: /s/ Hideo Sakioka

Name: Hideo Sakioka Title: Representative Director

Shuho, Ltd.

By: /s/ Kimie Sakioka

(Name) Kimie Sakioka (Title) Representative Director

/s/ Hideo Sakioka

Hideo Sakioka

/s/ Michimasa Sakioka

Michimasa Sakioka

/s/ Midori Moriyama

Midori Moriyama